Exhibit 23.4

Farm Appraisal Services

February 17, 2014

Board of Directors

Gladstone Land Company

1521 Westbranch Dr., Suite 100

McLean, VA 22102

Members of the Board:

I hereby consent to the use of my name in the 10-K/10-Q, filed or to be filed by Gladstone Land Corporation with the U.S. Securities and Exchange Commission. Furthermore I consent to the summary of, and reference to the appraisal report on your property at 5011 West Gonzales Road, Oxnard, California, dated as of January 21, 2014 in said filing. I consent to the reference of any update appraisal information I provide on the property. I further consent to the filing of this letter as an exhibit to the filing.

Sincerely yours,

Robert E. Borrell, ARA
Certified General Real Estate Appriaser
AG001885

736 Camino Concordia, Camarillo, CA 93010 — Ph. 805.987.6987 Fax 805.389.9481